EXHIBIT 35.3

CERTIFICATION OF SERVICER PURSUANT TO ITEM 1123 OF REGULATION AB

March 30, 2007

CIT Funding Company, LLC
1 CIT Drive
Livingston, NJ 07039

The Bank of New York
101 Barclay Street, Fl. 8W
New York, New York 10286

Re:

Pooling and Servicing Agreement, dated as of February 1, 2006 among CIT Equipment Collateral 2006-VT1, as Trust, CIT
Funding Company, LLC, as Depositor, and CIT Financial USA,
Inc., in its individual capacity and as Servicer (the “Agreement”).

          I, Nicholas Michael Small, Assistant Controller of CIT Technology Financing Services, Inc. (the “Sub-Servicer”), hereby certify that:

          A review of the activities of the Sub-Servicer during the period from March 23, 2006 through December 31, 2006 (the “Reporting Period”) and of the performance of the Sub-Servicer under the Agreement has been made under my supervision; and

          To the best of my knowledge, based on such review, the Sub-Servicer has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period, except as described on Appendix B to the Sub-Servicer’s Report on Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB.

CIT Technology Financing Services, Inc., as Sub-Servicer

By:	/s/ Nicholas Michael Small
Name: Nicholas Michael Small
Title: Assistant Controller